We consent to the incorporation by reference in the Registration Statements on Form S-8, File No. 33-89788, of our report dated February 24, 1998 contained in the 1997 Annual Report to Shareholders of Logansport Financial Corp., which is incorporated by reference in this Form 10-K.

/s/ Grant Thornton LLP
Cincinnati, Ohio
March 25, 1998